Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2020

  Net income of $50.1 million, or $0.23 per diluted share, for the fourth quarter of 2020, compared to $28.6 million, or $0.13 per diluted share, for the third quarter of 2020. Financial results for the fourth quarter of 2020 reflected the effect of the acquisition of Banco Santander Puerto Rico (“BSPR”), effective September 1, 2020, for an entire quarter. The net income for the fourth and third quarters of 2020 included the following items of note:

- Merger and restructuring costs of $12.3 million ($7.7 million after-tax, or a decrease of $0.04 per diluted share) for the fourth quarter of 2020 associated with the acquisition of BSPR, compared to $10.4 million ($6.5 million after-tax, or a decrease of $0.03 per diluted share) for the third quarter of 2020.

- Provision for credit losses on loans, finance leases and debt securities of $7.7 million for the fourth quarter of 2020, compared to a provision of $46.9 million for the third quarter of 2020. Approximately $38.9 million ($25.9 million after-tax, or a decrease of $0.12 per diluted share) of the provision for the third quarter was a result of the Day 1 reserves required by the current expected credit losses (“CECL”) methodology for non-purchased credit deteriorated (“non-PCD”) acquired loans in conjunction with the acquisition of BSPR.

- Tax-exempt gain of $5.3 million on the sales of investment securities in the third quarter of 2020, or $0.02 per diluted share.

- Income tax benefit of $8.0 million in the third quarter of 2020, or $0.04 per diluted share, resulting from a partial reversal of the deferred tax asset valuation allowance.

  Income before income taxes of $65.5 million for the fourth quarter of 2020, compared to $24.2 million for the third quarter of 2020.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $86.8 million for the fourth quarter of 2020, compared to $77.1 million for the third quarter of 2020.
  Net interest income increased by $29.1 million to $177.8 million for the fourth quarter of 2020, compared to $148.7 million for the third quarter of 2020. The increase was driven by a $2.9 billion increase in average interest-earning assets as compared to the third quarter, primarily related to the effect of the BSPR acquisition for an entire quarter, as well as a lower cost of funds driven by a lower cost of deposits.
  Net interest margin was 3.95% for the fourth quarter of 2020, compared to 3.93% for the third quarter of 2020, reflecting, among other things, a higher average yield on commercial loans related to the effect in the fourth quarter of interest payments collected on certain nonaccrual loans paid off, the acceleration of fee income recognition related to forgiveness remittances for Small Business Administration Paycheck Protection Program (“SBA PPP”) loans received in the fourth quarter, and a lower cost of deposits, partially offset by lower yields on U.S. agencies mortgage-backed securities (“MBS”).
  Non-interest income increased by $0.3 million to $30.2 million for the fourth quarter of 2020, compared to $29.9 million for the third quarter of 2020. Excluding the $5.3 million gain on sales of investment securities realized in the third quarter of 2020, total non-interest income increased by $5.6 million. The increase was driven by the effect of the BSPR acquisition for the entire quarter, increases in service charges on deposits and insurance commission income related to higher transaction volumes, and the effect of $1.4 million in fee income recorded in connection with the sale of a 95% participation in $184.4 million of loans originated during the fourth quarter under the Main Street Lending Program (“Main Street loans”) implemented under the Coronavirus Aid, Relief, and Economic Security (the “CARES”) Act of 2020.
  Non-interest expenses increased by $27.3 million to $134.8 million for the fourth quarter of 2020, compared to $107.5 million for the third quarter of 2020. Total non-interest expenses for the fourth quarter of 2020 included $12.3 million of merger and restructuring costs, compared to $10.4 million in the third quarter of 2020, as well as $1.1 million of COVID-19 pandemic-related expenses, compared to $1.0 million in the third quarter of 2020. Adjusted for those costs, total non-interest expenses increased by $25.2 million compared to the third quarter.
  Income tax expense of $15.4 million for the fourth quarter of 2020, compared to income tax benefit of $4.4 million for the third quarter of 2020. The variance was primarily related to higher pre-tax income, and the effect in the third quarter of the $8.0 million tax benefit related to the partial reversal of the deferred tax asset valuation allowance, partially offset by a lower than previously estimated effective tax rate for the year.
  Credit quality variances:

- Non-performing assets (“NPAs”) increased by $0.2 million to $293.5 million as of December 31, 2020, compared to $293.3 million as of September 30, 2020. The increase was driven by a $2.6 million increase in nonaccrual residential mortgage loans, a $1.4 million increase in nonaccrual consumer loans, and a $2.4 million increase in non-real estate repossessed assets. These variances were partially offset by a $6.0 million decrease in the other real estate owned (“OREO”) portfolio balance, driven by sales of residential properties.

- An annualized net charge-offs to average loans ratio of 0.30% for the fourth quarter of 2020, compared to 0.45% for the third quarter of 2020. The decrease reflects, among other things, the effect of loan loss recoveries on certain commercial loans that were paid off and a decrease in residential mortgage loan net charge-offs.

  Total deposits, excluding brokered deposits and government deposits, increased by $257.2 million to $12.8 billion as of December 31, 2020. During the fourth quarter of 2020, deposit increases included $159.2 million in demand deposits and $150.7 million in savings deposits across all regions, partially offset by a $52.7 million decrease in retail certificates of deposit (“CDs”).
  Brokered CDs decreased by $60.0 million during the fourth quarter to $216.2 million as of December 31, 2020. Meanwhile, non-maturity brokered deposits decreased in the quarter by $52.8 million to $225.5 million as of December 31, 2020.
  Government deposits decreased in the quarter by $29.8 million and totaled $2.1 billion as of December 31, 2020, driven by a reduction of $124.5 million in the Virgin Islands region, partially offset by an increase of $94.1 million in the Puerto Rico region.
  Total loans decreased in the quarter by $68.4 million to $11.8 billion as of December 31, 2020. The decrease consisted of a $113.1 million reduction in residential mortgage loans, partially offset by increases of $37.6 million in consumer loans and $7.2 million in commercial and construction loans. The increase in commercial and construction loans reflects the effect of new loan originations, including eight large new originations individually in excess of $10 million and totaling $141.7 million, that more than offset the amount of loan repayments and the approximately $48.9 million in principal balance of SBA PPP loans forgiveness remittances received during the fourth quarter.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.4 billion in the fourth quarter of 2020, compared to $971.1 million in the third quarter of 2020. During the fourth quarter of 2020, the Corporation originated Main Street loans totaling $184.4 million in principal amount and sold participation interests totaling $175.1 million to a special purpose vehicle (“SPV”) organized by the Federal Reserve (“FED”), the Main Street Facilities LLC (“Main Street SPV”), to purchase the participation interests from eligible lenders. Excluding Main Street loans and $15.1 million of SBA PPP loans originated in the third quarter of 2020, total loan originations increased by $277.6 million to $1.2 billion during the fourth quarter of 2020, compared to $956.0 million in the third quarter, resulting primarily from commercial loan originations in both the Puerto Rico and Florida regions.
  Liquidity levels have remained high with the ratio of cash and liquid securities to total assets exceeding 21.6% as of December 31, 2020, compared to 19.2% as of September 30, 2020.
  Capital ratios remained strong compared to required regulatory levels for well-capitalized banks. Preliminary estimated Total capital, Common equity Tier 1 capital (“CET1”), Tier 1 capital, and Leverage ratios of 20.37%, 17.31%, 17.61%, and 11.26%, respectively, as of December 31, 2020. The tangible common equity ratio was 11.54% as of December 31, 2020.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 29, 2021--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $50.1 million, or $0.23 per diluted share, for the fourth quarter of 2020, compared to $28.6 million, or $0.13 per diluted share, for the third quarter of 2020, and $36.4 million, or $0.16 per diluted share, for the fourth quarter of 2019. Financial results for the fourth quarter of 2020 reflected the effect of the acquisition of BSPR completed on September 1, 2020 for an entire quarter and included merger and restructuring costs of $12.3 million ($7.7 million after-tax, or a decrease of $0.04 per diluted share) in connection with the BSPR acquisition integration process. Financial results for the third quarter of 2020 included a charge to the provision for credit losses of $38.9 million ($25.9 million after-tax, or a decrease of $0.12 per diluted share) related to the initial establishment of the Day 1 reserves required by CECL in connection with non-PCD acquired loans in conjunction with the BSPR acquisition, merger and restructuring related costs of $10.4 million ($6.5 million after-tax, or a decrease of $0.03 per diluted share) in connection with the closing of the BSPR acquisition, an $8.0 million tax benefit related to a partial reversal of the deferred tax asset valuation allowance, or $0.04 per diluted share, and a tax-exempt gain from sales of investment securities of $5.3 million, or $0.02 per diluted share.

For the year ended December 31, 2020, the Corporation reported net income of $102.3 million, or $0.46 per diluted share, compared to $167.4 million, or $0.76 per diluted share, for the year ended December 31, 2019, primarily reflecting the effect of the increase in credit loss reserves due to the adverse impact of the COVID-19 pandemic on the economic forecast utilized by the Corporation in its CECL model, in particular during the first half of 2020, and the initial establishment of the Day 1 reserves required by the CECL methodology in connection with the closing of the BSPR acquisition in the third quarter of 2020. Adjusted pre-tax, pre-provision income increased by 6% to $299.8 million in 2020 as compared to the prior year. In addition, total NPAs decreased by $23.9 million, or 7.5%, to $293.5 million as of December 31, 2020 as compared to total NPAs as of December 31, 2019.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are very pleased with our operational and strategic results for the year 2020. I am proud of what our team has accomplished despite the many challenges posed by the global pandemic. It was a transformational year for our Company. The acquisition of Banco Santander Puerto Rico, completed on September 1st, 2020, has expanded our market share and solidified our market position in Puerto Rico. The results of the fourth quarter reflect the first full quarter of operation of the combined franchise. We are diligently working on the integration, which is progressing as planned, and is expected to be completed by the end of summer.

For the year, we generated $102 million of net income, or $0.46 per share, compared to $167 million, or $0.76 per share, in 2019, despite the higher provisioning for expected credit losses resulting from the pandemic impacts on economic activity, as well as Day 1 reserves required by CECL for the acquired loan portfolio. Pre-tax, pre-provision income for the year increased 6% to $300 million with only four months of our combined Company. Total loan originations and renewals for the year reached $4.4 billion, and organic core deposits, which excludes brokered deposits, grew a record of $2.0 billion; the acquisition contributed an additional $4.1 billion in core deposits. Even more important, we supported our communities through economic challenges by providing extensive moratoriums programs to our borrowers and generating over $450 million of SBA PPP loans. Our clients’ adoption of digital channels during 2020 is driving our technological transformation with login activity up over 33% and digital transactions increasing over 55% for the year. Technology infrastructure projects initiated this year will drive future efficiencies and support our growing customer base. With over 30% growth in our customer base, to now approximately 675,000 banking customers, our enhanced market penetration should drive profitability as we progress on the integration and rationalization of our expense base.

We generated net income of $50 million for the fourth quarter, or $0.23 per share, compared to $29 million in the third quarter. Loan origination activity was robust this quarter at $1.4 billion, with growth in commercial and consumer portfolios. Our $11.8 billion loan portfolio declined slightly from the prior quarter due to continued strategic reductions in residential mortgage lending and a $49 million decrease resulting from SBA PPP loan forgiveness. With ample liquidity in our market, we are diligently working toward increasing loan generation. This is important for our franchise as our deposits, net of government and brokered, continue to grow at a strong pace, up $257 million to $12.8 billion. Asset quality ratios remain stable, and we continue to closely monitor the credit trends of our borrowers impacted by a prolonged shutdown.

An improving geopolitical environment in Puerto Rico and economic measures stemming from additional stimulus and disaster relief funding should provide additional support to those impacted by the pandemic. Our fortress balance sheet, with liquidity, reserve coverage, and capital ratios above peers, will continue to support loan growth initiatives and capital deployment strategies. I am proud and grateful for what we have accomplished and the obstacles we have overcome during 2020, and we look to the future with great optimism.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest expenses, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

SPECIAL ITEMS

The financial results for the fourth and third quarters of 2020 and the fourth quarter of 2019 included the following significant Special Items:

Quarter ended December 31, 2020

- Merger and restructuring costs of $12.3 million ($7.7 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the fourth quarter included a $4.3 million charge associated with an Employee Voluntary Separation Program (“VSP”) offered to eligible employees in the Puerto Rico region. Approximately 100 employees participated in the program. To allow for a transition period, the effective separation date for eligible employees is the period between the end of November 2020 until the end of June 2021. The estimated total cost of the VSP is approximately $9.2 million; thus, the Corporation anticipates additional charges of approximately $3.2 million in the first quarter of 2021 and $1.7 million in the second quarter of 2021. In addition to the charge associated with the VSP, merger and restructuring costs in the fourth quarter of 2020 primarily included bonuses, consulting fees, and expenses related to system conversions and other integration related efforts.

- Costs of $1.1 million ($0.7 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security matters.

- Loss of $0.2 million realized on sales of available-for-sale investment securities. The loss realized at the tax-exempt international banking entity subsidiary level had no effect on the income tax expense recorded in the fourth quarter of 2020.

Quarter ended September 30, 2020

- Merger and restructuring costs of $10.4 million ($6.5 million after-tax) in connection with the acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs in the third quarter of 2020 primarily included consulting, legal, system conversions and other integration related efforts.

- A tax benefit of $8.0 million related to a partial reversal of the deferred tax asset valuation allowance.

- An aggregate gain of $5.3 million on sales of approximately $116.6 million of U.S. agencies MBS and $803.3 million of U.S. Treasury Notes executed in the latter part of September. The gain on tax-exempt securities or realized at the tax-exempt international banking entity subsidiary level had no effect on the income tax expense recorded in the third quarter of 2020.

- Costs of $1.0 million ($0.6 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security matters.

Quarter ended December 31, 2019

- Merger and restructuring costs of $10.9 million ($6.8 million after-tax) in connection with the BSPR acquisition and related restructuring initiatives. Merger and restructuring costs in the fourth quarter of 2019 primarily included advisory, legal, valuation, and other professional service fees associated with the then pending acquisition of BSPR, as well as a $3.4 million charge related to a VSP offered to eligible employees of FirstBank in connection with initiatives to capitalize on expected operational efficiencies from the acquisition.

- A $0.7 million ($0.5 million after-tax) benefit resulting from hurricane-related insurance recoveries related to repairs and maintenance costs incurred on facilities in the Virgin Islands region.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $50.1 million for the fourth quarter of 2020, compared to $28.6 million for the third quarter of 2020. Adjusted net income was $58.7 million, or $0.27 per diluted share, for the fourth quarter of 2020, compared to $22.4 million, or $0.10 per diluted share, for the third quarter of 2020. The following table reconciles for the fourth and third quarters of 2020 and the fourth quarter of 2019 the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above, as well as a non-significant gain realized on the repurchase and cancellation of trust preferred securities in the third quarter of 2020.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	December 31, 2020	September 30, 2020	December 31, 2019

Net income, as reported (GAAP)	$50,138	$28,613	$36,449
Adjustments:
Merger and restructuring costs	12,321	10,441	10,850
Partial reversal of deferred tax asset valuation allowance	-	(8,000)	-
Benefit from hurricane-related insurance recoveries	-	-	(727)
Loss (gain) on sales of investment securities	182	(5,288)	-
Gain on early extinguishment of debt	-	(94)	-
COVID-19 pandemic-related expenses	1,125	962	-
Income tax impact of adjustments (1)	(5,042)	(4,276)	(3,796)
Adjusted net income (Non-GAAP)	$58,724	$22,358	$42,776
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$58,055	$21,689	$42,107

Weighted-average diluted shares outstanding	$218,071	217,715	$217,379

Earnings Per Share - diluted (GAAP)	$0.23	$0.13	$0.16

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.27	$0.10	$0.19

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

INCOME (LOSS) BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $65.5 million for the fourth quarter of 2020, compared to $24.2 million for the third quarter of 2020. Adjusted pre-tax, pre-provision income was $86.8 million for the fourth quarter of 2020, up $9.7 million from the third quarter of 2020 mainly related to the effect of the BSPR acquisition for an entire quarter. The following table reconciles income (loss) before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019

Income (loss) before income taxes	$65,514	$24,208	$27,302	$(701)	$53,547
Add: Provision for credit losses	7,691	46,914	39,014	77,366	8,473
Add/Less: Net loss (gain) on sales of investment securities	182	(5,288)	155	(8,247)	-
Less: Benefit from hurricane-related insurance recoveries	-	-	(5,000)	(1,153)	(727)
Less: Gain on early extinguishment of debt	-	(94)	-	-	-
Add: COVID-19 pandemic-related expenses	1,125	962	2,961	363	-
Add: Merger and restructuring costs	12,321	10,441	2,902	845	10,850
Adjusted pre-tax, pre-provision income (1)	$86,833	$77,143	$67,334	$68,473	$72,143

Change from most recent prior quarter (amount)	$9,690	$9,809	$(1,139)	$(3,670)	$1,393
Change from most recent prior quarter (percentage)	12.6%	14.6%	-1.7%	-5.1%	2.0%

(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Net Interest Income
Interest income	$198,700	$170,402	$158,616	$165,264	$167,620
Interest expense	20,933	21,706	23,406	26,615	27,691

Net interest income	$177,767	$148,696	$135,210	$138,649	$139,929

Average Balances
Loans and leases	$11,843,157	$10,163,671	$9,247,878	$8,997,418	$8,952,209
Total securities, other short-term investments and interest-bearing cash balances	6,057,360	4,871,710	3,636,532	3,055,546	2,865,530
Average interest-earning assets	$17,900,517	$15,035,381	$12,884,410	$12,052,964	$11,817,739

Average interest-bearing liabilities	$11,704,166	$9,732,691	$8,436,511	$8,099,199	$7,845,104

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.42%	4.51%	4.95%	5.51%	5.63%
Average rate on interest-bearing liabilities - GAAP	0.71%	0.89%	1.12%	1.34%	1.40%
Net interest spread - GAAP	3.71%	3.62%	3.83%	4.17%	4.23%
Net interest margin - GAAP	3.95%	3.93%	4.22%	4.63%	4.70%

Net interest income amounted to $177.8 million for the fourth quarter of 2020, an increase of $29.1 million, compared to net interest income of $148.7 million for the third quarter of 2020. The increase in net interest income was mainly due to:

  A $15.8 million increase in interest income on commercial and construction loans, reflecting a $988.9 million increase in the average commercial and construction loan portfolio balance, primarily related to the effect of the BSPR acquisition for an entire quarter. Total discount accretion related to fair value marks on commercial and construction loans acquired from BSPR amounted to $3.7 million in the fourth quarter of 2020, compared to $1.8 million in the third quarter of 2020. In addition to the contribution of the acquired portfolio, higher average yields on commercial and construction loans reflect the effect of approximately $1.1 million of interest payments collected on certain nonaccrual loans that were paid off and the acceleration of fee income recognition related to forgiveness remittances for SBA PPP loans received in the fourth quarter that resulted in an increase in interest income of approximately $0.7 million.
  A $6.4 million increase in interest income on residential mortgage loans, reflecting a $498.0 million increase in the average balance of this portfolio, primarily related to the effect of the BSPR acquisition for an entire quarter.
  A $5.6 million increase in interest income on consumer loans and finance leases, reflecting a $192.6 million increase in the average balance of this portfolio, primarily related to the effect of the BSPR acquisition for an entire quarter. In addition to the contribution of the acquired portfolio, the increase in interest income reflect the effect of a $0.9 million increase in credit card loans late fees after the end of the COVID-19 moratorium period.
  A $0.5 million increase in interest income on investment securities, primarily related to a $903.9 million increase in the average balance of investment securities, primarily related to the full quarter’s effect of the BSPR acquisition. In addition, the increase reflects the effect of the reinvestment of proceeds from sales of $803 million of low-yielding U.S. Treasury Notes acquired from BSPR into higher-yielding U.S agencies MBS and callable debentures. As a result of the purchase accounting requirements, those U.S. Treasury Notes carried a yield of 0.15%. These benefits were partially offset by a $3.1 million increase in U.S. agencies MBS premium amortization expense (including $1.5 million related to U.S. agencies MBS acquired in the BSPR transaction).
  A $0.8 million decrease in interest expense, including a reduction of approximately $1.9 million related to lower average rates paid on interest-bearing checking, savings, and non-brokered time deposits and a $0.4 million decrease related to a $78.9 million decrease in the average balance of brokered CDs. These variances were partially offset by an increase in interest expense of approximately $1.9 million related to a $2.1 billion increase in the average balance of non-brokered interest-bearing deposits, primarily related to the effect of deposits assumed from BSPR for an entire quarter. The decrease in total interest expense also reflects the effect of reductions in the average balance of Federal Home Loan Bank (“FHLB”) advances.

Net interest margin was 3.95%, compared to 3.93% for the third quarter of 2020. The increase was primarily attributable to the higher average yield on commercial loans related to the aforementioned payments collected on certain nonaccrual loans that were paid off, the acceleration of fee income recognition related to forgiveness remittances for SBA PPP loans that accounted for approximately two basis points of the increase in net interest margin as compared to the third quarter, and a lower cost of deposits, partially offset by lower yields on U.S. agencies MBS affected by higher prepayment rates.

The fourth quarter results continue to reflect the effect of SBA PPP loans. Interest income on SBA PPP loans in the fourth quarter includes $3.2 million on average SBA PPP loan balances of $435.6 million, which had a 3 basis points dilutive impact in net interest margin.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2020	2020	2020	2020	2019

Service charges on deposit accounts	$8,332	$5,848	$4,475	$5,957	$6,205
Mortgage banking activities	7,551	7,099	3,686	3,788	4,640
Net (loss) gain on investments and impairments	(182)	5,288	(155)	8,247	-
Gain on early extinguishment of debt	-	94	-	-	-
Other operating income	14,499	11,605	12,886	12,208	13,560
Non-interest income	$30,200	$29,934	$20,892	$30,200	$24,405

Non-interest income amounted to $30.2 million for the fourth quarter of 2020, compared to $29.9 million for the third quarter of 2020. The $0.3 million increase in non-interest income consisted of:

  A $2.5 million increase in service charges on deposits, primarily related to the effect of the BSPR acquisition for an entire quarter. The increase also reflects the effect of a higher number of returned items and overdraft fee transactions.
  A $0.5 million increase in revenues from mortgage banking activities, driven by a $1.5 million increase in realized gains on sales of residential mortgage loans in the secondary market, driven by higher gain margins, and a $0.3 million increase in servicing fee income reflecting, primarily the effect of the BSPR acquisition for an entire quarter, partially offset by a $1.5 million decrease related to the net change in mark-to-market gains and losses from both interest rate lock commitments and To-Be-Announced (“TBA”) MBS forward contracts. Total loans sold in the secondary market to U.S. government-sponsored agencies during the fourth quarter of 2020 amounted to $157.1 million, with a related net gain of $7.4 million (net of realized losses of $0.1 million on TBA hedges), compared to total loans sold during the third quarter of 2020 of $161.8 million, with a related net gain of $5.9 million (net of realized losses of $0.4 million on TBA hedges).
  A $2.9 million increase in Other operating income in the table above, primarily related to fee income of $1.4 million recorded in connection with the sale of a 95% participation in the $184.4 million of Main Street loans originated during the fourth quarter, as well as higher credit cards and merchant transactional fee income related to the effect of the BSPR acquisition for an entire quarter. The Corporation participates in the Main Street Lending program established by the FED under the CARES Act of 2020 to support lending to small and medium-sized businesses that were in sound financial condition before the onset of the COVID-19 pandemic. Under this program, the Corporation originates loans to borrowers meeting the terms and requirements of the program, including requirements as to eligibility, use of proceeds and priority, and sells a 95% participation interest in these loans to an SPV organized by the FED to purchase the participation interests from eligible lenders, including the Corporation. During the fourth quarter of 2020, the Corporation originated 23 loans under this program totaling $184.4 million in principal amount and sold participation interests totaling $175.1 million to the Main Street SPV, resulting in the aforementioned fee income recognition of $1.4 million related to the portion of the loans sold.

Partially offset by:

  The effect in the third quarter of 2020 of the $5.3 million gain recorded on sales of approximately $116.6 million of available-for-sale U.S. agencies MBS and $803.3 million of available-for-sale U.S. Treasury Notes.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2020	2020	2020	2020	2019

Employees' compensation and benefits	$50,458	$43,063	$39,532	$42,859	$40,856
Occupancy and equipment	24,066	19,064	16,376	15,127	16,151
Deposit insurance premium	1,900	1,630	1,436	1,522	1,674
Other insurance and supervisory fees	2,720	1,389	1,129	1,087	919
Taxes, other than income taxes	5,795	4,510	3,577	3,880	3,864
Professional fees:
Collections, appraisals and other credit-related fees	1,218	1,262	1,387	1,696	2,345
Outsourcing technology services	12,524	6,949	7,672	6,829	6,036
Other professional fees	3,567	3,352	2,909	3,268	3,652
Credit and debit card processing expenses	6,397	4,859	3,938	3,950	3,734
Business promotion	3,163	3,046	2,314	3,622	4,060
Communications	2,462	2,246	1,852	1,877	1,591
Net loss on OREO operations	580	1,019	811	1,188	3,280
Merger and restructuring costs	12,321	10,441	2,902	845	10,850
Other	7,591	4,678	3,951	4,434	3,302
Total	$134,762	$107,508	$89,786	$92,184	$102,314

Non-interest expenses amounted to $134.8 million in the fourth quarter of 2020, an increase of $27.3 million from $107.5 million in the third quarter of 2020. Included in non-interest expenses are the following Special Items:

  Merger and restructuring costs associated with the acquisition of BSPR of $12.3 million for the fourth quarter of 2020, compared to $10.4 million for the third quarter of 2020. The costs for the fourth quarter of 2020 included the $4.3 million charge associated with the VSP offered to eligible employees in the Puerto Rico region as part of the integration process.
  COVID-19 pandemic-related expenses of $1.1 million for the fourth quarter of 2020, compared to $1.0 million for the third quarter of 2020. COVID-19 pandemic-related expenses for the fourth quarter of 2020, primarily consist of $1.0 million of expenses associated with cleaning and security protocols, included as part of Occupancy and equipment in the table above, compared to $0.8 million in the third quarter of 2020.

On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the Special Items mentioned above, amounted to $121.3 million for the fourth quarter of 2020, compared to $96.1 million for the third quarter of 2020. The $25.2 million increase in adjusted non-interest expenses reflects, among other things, the effect of operations, personnel, and branches obtained in the acquisition of BSPR for an entire quarter, higher expenses related to transaction volume increases associated with increases in the level of economic activity, and the following significant variances:

  A $0.9 million increase associated with performance-related bonus accruals, reflected as part of Employees’ compensation and benefits expenses in the table above.
  A $2.3 million increase in outsourced technology fees, primarily related to information technology and data security matters.
  A $1.5 million increase in the amortization of core deposit and purchased credit card relationship intangible assets recorded in connection with the acquisition of BSPR, included as part of Other expenses in the table above.
  A $0.4 million increase related to the effect of credit card networks incentive payments recorded in the third quarter, included as a contra expense as part of Credit and debit card processing expenses in the table above.
  A $0.4 million increase related to higher costs on insurance policies, reflected as part of Other insurance and supervisory fees in the table above.

The adjusted non-interest expenses financial metric presented above is a non-GAAP financial measure. See Basis of Presentation for additional information and the reconciliation of total non-interest expenses and certain non-interest expenses components to adjusted total non-interest expenses and certain adjusted non-interest expense components.

INCOME TAXES

The Corporation recorded an income tax expense of $15.4 million for the fourth quarter of 2020, compared to an income tax benefit of $4.4 million for the third quarter of 2020. The variance was primarily related to the effect in the third quarter of both a tax benefit of approximately $13.0 million in connection with the aforementioned $38.9 million charge to the provision for credit losses related to the Day 1 reserves required for non-PCD acquired loans in conjunction the BSPR acquisition, and the $8.0 million tax benefit related to the partial reversal of the deferred tax asset valuation allowance. These variances were partially offset by a lower than previously estimated effective tax rate for the year.

The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, decreased to 17.1%, compared to the estimated effective tax rate of 21.4% as of the end of the third quarter of 2020, primarily due to a decrease of taxable income proportionate to pre-tax income. As of December 31, 2020, the Corporation had a deferred tax asset of $329.3 million (net of a valuation allowance of $102.0 million, including a valuation allowance of $59.9 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Nonaccrual loans held for investment:
Residential mortgage	$125,367	$122,797	$122,249	$122,903	$121,408
Commercial mortgage	29,611	29,651	34,109	35,953	40,076
Commercial and Industrial	20,881	20,882	19,995	19,734	18,773
Construction	12,971	13,090	9,574	9,663	9,782
Consumer and Finance leases	16,259	14,870	18,047	24,042	20,629
Total nonaccrual loans held for investment	205,089	201,290	203,974	212,295	210,668

OREO	83,060	89,049	96,319	99,674	101,626
Other repossessed property	5,357	3,006	3,554	5,832	5,115
Total non-performing assets, excluding nonaccrual loans held for sale	$293,506	$293,345	$303,847	$317,801	$317,409

Nonaccrual loans held for sale	-	-	-	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$293,506	$293,345	$303,847	$317,801	$317,409

Past-due loans 90 days and still accruing (2)	$146,889	$160,066	$164,519	$132,058	$135,490
Nonaccrual loans held for investment to total loans held for investment	1.74%	1.70%	2.18%	2.35%	2.34%
Nonaccrual loans to total loans	1.73%	1.69%	2.17%	2.35%	2.33%
Non-performing assets, excluding nonaccrual loans held for sale, to total assets, excluding nonaccrual loans held for sale	1.56%	1.57%	2.16%	2.44%	2.52%
Non-performing assets to total assets	1.56%	1.57%	2.16%	2.44%	2.52%

(1)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019 amounted to $130.9 million, $133.2 million, $134.4 million, $134.0 million, and $136.7 million, respectively.

(2)

These include loans rebooked, which were previously pooled into GNMA securities, amounting to $10.7 million (September 30, 2020 - $17.7 million; June 30, 2020 - $69.9 million; March 31, 2020 - $34.8 million; December 31, 2019 - $35.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets increased by $0.2 million to $293.5 million as of December 31, 2020, compared to $293.3 million as of September 30, 2020. Total nonaccrual loans increased by $3.8 million to $205.1 million as of December 31, 2020, compared to $201.3 million as of September 30, 2020.

The increase in non-performing assets consisted of:

- A $2.6 million increase in nonaccrual residential mortgage loans, primarily resulting from the migration of loans previously subject to the COVID-19 payment moratorium relief. The increase related to inflows was partially offset by collections, charge-offs, and loans restored to accrual status during the fourth quarter.

- A $2.4 million increase in non-real estate repossessed assets, primarily repossessed automobiles.

- A $1.4 million increase in nonaccrual consumer loans, primarily personal loans and finance leases, driven by inflows, partially offset by charge-offs, collections, and auto repossessions recorded in the fourth quarter.

Partially offset by:

- A $6.0 million decrease in the OREO portfolio balance. The decrease was driven by sales of $5.8 million, primarily residential OREO properties in the Puerto Rico region.

- A $0.1 million decrease in nonaccrual commercial and construction loans, primarily due to loan repayments, including the payoff of a $3.0 million commercial and industrial loan, and a $2.8 million charge-off taken on a nonaccrual commercial and industrial loan in the Puerto Rico region, partially offset by the inflow of a $6.1 million matured commercial and industrial loan in the Puerto Rico region.

  Inflows to nonaccrual loans held for investment were $32.9 million, a $14.5 million increase compared to inflows of $18.4 million in the third quarter of 2020. Inflows to nonaccrual residential mortgage loans were $12.8 million in the fourth quarter of 2020, an increase of $7.4 million compared to inflows of $5.4 million in the third quarter of 2020. Inflows to nonaccrual consumer loans were $11.5 million, an increase of $3.1 million compared to inflows of $8.4 million in the third quarter of 2020. Inflows to nonaccrual commercial and construction loans were $8.7 million in the fourth quarter of 2020, an increase of $4.1 million compared to inflows of $4.6 million in the third quarter of 2020, driven by the aforementioned inflow of a $6.1 million commercial and industrial loan in the Puerto Rico region. See Early Delinquency, Payment Deferral Programs, and SBA PPP Loans below for additional information.
  Adversely classified commercial and construction loans decreased by $2.1 million to $155.2 million as of December 31, 2020.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $479.2 million as of December 31, 2020, down $9.4 million from September 30, 2020. Approximately $393.3 million of total TDR loans held for investment were in accrual status as of December 31, 2020. These figures exclude $58.7 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency, Payment Deferral Programs, and SBA PPP Loans

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $148.8 million as of December 31, 2020, an increase of $38.4 million, compared to $110.4 million as of September 30, 2020. The variances by major portfolio categories were as follow:

- Residential mortgage loans in early delinquency increased by $22.0 million to $66.5 million as of December 31, 2020, and consumer loans in early delinquency increased by $20.0 million to $55.7 million as of December 31, 2020. The increases primarily reflect the effect of certain loans previously subject to the COVID-19 payment deferral programs that reached delinquent status during the fourth quarter.

- Commercial and construction loans in early delinquency decreased in the fourth quarter by $4.3 million to $25.9 million as of December 31, 2020, including as a result of the migration to non-performing status of the aforementioned $6.1 million matured commercial and industrial loan in the Puerto Rico region.

As of December 31, 2020, the Corporation had under temporary deferred repayment arrangements 688 loans, totaling approximately $32.7 million, or 0.3%, of the total loan portfolio held for investment balance. The $32.7 million of loans under deferred payment agreements as of December 31, 2020 consisted of 89 residential mortgage loans totaling $18.4 million, 580 consumer loans totaling $8.0 million, and 19 commercial and construction loans totaling $6.3 million. These deferred repayment arrangements have been done under the provisions of Section 4013 of the CARES Act of 2020 or the Revised Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus.

As of December 31, 2020, SBA PPP loans, net of unearned fees of $6.8 million, totaled $406.0 million. The unearned fees are being accreted into income based on the two-year contractual maturity (five years for the $26.9 million in SBA PPP loans originated after June 5, 2020). During the fourth quarter of 2020, the SBA approved and remitted payments for forgiveness applications totaling $48.9 million in principal balance, resulting in the acceleration of fee income recognition in the amount of approximately $0.7 million. For loans originated under the SBA's PPP loan program, interest and principal payment on these loans were originally deferred for six months following the funding date, during which time interest would continue to accrue. On October 7, 2020, the Paycheck Protection Program Flexibility Act of 2020 (the “Flexibility Act”) extended the deferral period for borrower payments of principal, interest, and fees on all SBA PPP loans to the date that the SBA remits the borrower’s loan forgiveness amount to the lender (or, if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period). The extension of the deferral period under the Flexibility Act automatically applied to all SBA PPP loans.

Allowance for Credit Losses

Effective January 1, 2020, the Corporation adopted the CECL impairment model required by the Accounting Standards Codification Topic 326 (“ASC 326”). The adoption of this standard replaced the incurred loss methodology with a methodology, which is referred to as CECL, to estimate the allowance for credit losses (“ACL”) for the remaining estimated life of a financial asset carried at amortized cost and certain off-balance sheet credit exposures considering, among other things, expected future changes in macroeconomic conditions. ASC 326 does not require restatement of comparative period financial statements; as such, results for the year ended December 31, 2020 reflect the adoption of ASC 326, while prior periods reflect results under the previously required incurred loss methodology.

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the fourth quarter and year ended December 31, 2020:

	Quarter Ended December 31, 2020
	Loans and	Unfunded Loan		Held-to-Maturity	Available-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$384,718	$6,281		$10,176	$1,386	$402,561
Provision for credit losses	10,186	(1,176)		(1,329)	10	7,691
Net charge-offs	(9,017)	-		-	(86)	(9,103)
Allowance for credit losses, end of period	$385,887	$5,105	(1)	$8,847	$1,310	$401,149

(1) Included in accounts payable and other liabilities.

	Year Ended December 31, 2020
	Loans and	Unfunded Loan		Held-to-Maturity	Available-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance prior to adoption of CECL	$155,139	$-		$-	$-	$155,139
Impact of adopting CECL (cumulative transition adjustment) (2)	81,165	3,922		8,134	-	93,221
Allowance for credit losses, January 1, 2020	236,304	3,922		8,134	-	248,360
Provision for credit losses	168,717	1,183		(556)	1,641	170,985
Initial allowance on PCD assets	28,744	-		1,269	-	30,013
Net charge-offs	(47,878)	-		-	(331)	(48,209)
Allowance for credit losses, end of period	$385,887	$5,105	(1)	$8,847	$1,310	$401,149

(1) Included in accounts payable and other liabilities.
(2) Cumulative effect adjustment recorded on January 1, 2020.

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the ACL for loans and finance leases during the periods indicated:

	Quarter Ended
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019

Allowance for credit losses, beginning balance	$384,718	$319,297	$292,774	$155,139	$165,575
Impact of adopting ASC 326	-	-	-	81,165	-
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	384,718	319,297	292,774	236,304	165,575
Provision for credit losses	10,186	48,078	36,408	74,045	8,473
Initial allowance on PCD loans	-	28,744	-	-	-
Net (charge-offs) recoveries of loans:
Residential mortgage	(1,642)	(2,283)	(1,794)	(3,779)	(5,930)
Commercial mortgage	1,769	(3,104)	25	(84)	(103)
Commercial and Industrial	(367)	(70)	5	(10)	208
Construction	102	36	(54)	24	(8)
Consumer and finance leases	(8,879)	(5,980)	(8,067)	(13,726)	(13,076)
Net charge-offs	(9,017)	(11,401)	(9,885)	(17,575)	(18,909)
Allowance for credit losses on loans and finance leases, end of period	$385,887	$384,718	$319,297	$292,774	$155,139

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.28%	3.25%	3.41%	3.24%	1.72%
Net charge-offs (annualized) to average loans outstanding during the period	0.30%	0.45%	0.43%	0.78%	0.84%
Provision for credit losses on loans and finance leases to net charge-offs during the period	1.13x	4.22x	3.68x	4.21x	0.45x
  As of December 31, 2020, the ACL for loans and finance leases was $385.9 million, up $1.2 million from September 30, 2020. The increase was primarily due to a $23.8 million increase in the ACL for commercial and construction loans, primarily related to the effect of the deterioration in the Commercial Real Estate Price Index forecast in the Corporation’s commercial retail real estate portfolio. This increase was partially offset by decreases of $11.5 million in the ACL for residential mortgage loans, driven by improvements in macroeconomic variables, such as the regional unemployment rate, and the overall decrease in the size of this portfolio, and $11.1 million in the ACL for consumer loans, also driven by improvements in macroeconomic variables.
  The provision for credit losses on loans and finance leases was $10.2 million for the fourth quarter of 2020, down $37.9 million from $48.1 million in the third quarter of 2020. The decrease primarily reflects the effect of the aforementioned charge recorded in the third quarter with respect to non-PCD loans acquired in the BSPR transaction. The following table shows the breakdown of the provision for credit losses by portfolio for the fourth and third quarters of 2020:
	Quarter Ended December 31, 2020
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases	$(9,828)	$22,286	$(2,272)	$10,186

	Quarter Ended September 30, 2020
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases (legacy operations)	$(3,730)	$11,147	$3,167	$10,584
Day 1 reserves required for acquired non-PCD loans	13,605	13,769	10,120	37,494
Provision for credit losses on loans and finance leases	$9,875	$24,916	$13,287	$48,078

- Provision for credit losses for the commercial and construction loans portfolio of $22.3 million, compared to $24.9 million in the third quarter of 2020. Excluding the $13.8 million charge recorded in the third quarter related to the Day 1 reserve required for non-PCD commercial loans acquired in the acquisition of BSPR, the provision for commercial and construction loans increased by $11.1 million compared to the third quarter, driven primarily by higher reserve builds associated with the deterioration in the Commercial Real Estate Price Index forecast considered in the Corporation’s CECL model affecting more significantly the commercial retail real estate portfolio.

- Release of credit losses for the residential mortgage loans portfolio of $9.8 million, compared to a provision of $9.9 million in the third quarter of 2020. Excluding the $13.6 million charge recorded in the third quarter related to the Day 1 reserve required for non-PCD residential mortgage loans acquired in the acquisition of BSPR, the release of credit losses for residential mortgage loans was $6.1 million higher than the release recorded in the third quarter. The reserve release in the fourth quarter reflects the effect of favorable changes in the economic forecast used in the Corporation’s CECL model, primarily in the regional unemployment rate variable, and the overall decrease in size of this portfolio.

- Release of credit losses for the consumer loans and finance leases portfolio of $2.3 million, compared to a provision of $13.3 million in the third quarter of 2020. Excluding the $10.1 million charge recorded in the third quarter related to the Day 1 reserve required for non-PCD consumer loans acquired in the acquisition of BSPR, the positive variance of $5.5 million primarily reflects the effect of reserve releases recorded for the personal loan, small loan and finance lease portfolios, driven by improvements in macroeconomic variables such as the regional unemployment rate.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 3.28% as of December 31, 2020, compared to 3.25% as of September 30, 2020. No ACL was allocated to SBA PPP loans since they are fully guaranteed. On a non-GAAP basis, excluding SBA PPP loans, the ratio of the ACL for loans and finance leases to adjusted total loans held for investment was 3.39% as of December 31, 2020 compared to 3.38% as of September 30, 2020. The ratio of the total allowance for credit losses for loans and finance leases to nonaccrual loans held for investment was 188.16% as of December 31, 2020, compared to 191.13% as of September 30, 2020.

The following table sets forth information concerning the composition of the Corporation’s ACL for loans and finance leases as of December 31, 2020 and September 30, 2020 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of December 31, 2020

Total loans held for investment:
Amortized cost	$3,521,954	$5,645,692	$2,609,643	$11,777,289
Allowance for credit losses on loans	120,311	152,666	112,910	385,887
Allowance for credit losses on loans to amortized cost	3.42%	2.70%	4.33%	3.28%

As of September 30, 2020

Total loans held for investment:
Amortized cost	$3,636,713	$5,638,476	$2,572,086	$11,847,275
Allowance for credit losses on loans	131,781	128,876	124,061	384,718
Allowance for credit losses on loans to amortized cost	3.62%	2.29%	4.82%	3.25%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019

Residential mortgage	0.18%	0.29%	0.25%	0.52%	0.80%

Commercial mortgage	-0.31%	0.73%	-0.01%	0.02%	0.03%

Commercial and Industrial	0.05%	0.01%	0.00%	0.00%	-0.04%

Construction	-0.21%	-0.08%	0.13%	-0.08%	0.03%

Consumer and finance leases	1.37%	1.00%	1.41%	2.38%	2.34%

Total loans	0.30%	0.45%	0.43%	0.78%	0.84%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $9.0 million for the fourth quarter of 2020, or an annualized 0.30% of average loans, compared to $11.4 million, or an annualized 0.45% of average loans, in the third quarter of 2020. The decrease of $2.4 million in net charge-offs consisted of:

  A $4.7 million decrease in commercial and construction loan net charge-offs, as the Corporation recorded net recoveries of $1.5 million in the fourth quarter of 2020 compared to net charge-offs of $3.2 million in the third quarter of 2020. The commercial and construction loan loss net recoveries in the fourth quarter of 2020 included recoveries totaling $3.9 million in connection with the repayment and cancellation of two nonaccrual commercial loans.
  A $0.6 million decrease in residential mortgage loan net charge-offs, primarily related to the effect in the third quarter of charge-offs taken on delinquent loans repurchased from GNMA pools.

Partially offset by:

  A $2.9 million increase in consumer loan net charge-offs, primarily reflecting increases in charge-offs taken on personal loans, small loans, and auto loans.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period in which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of December 31, 2020, the ACL for off-balance sheet credit exposures was $5.1 million, down $1.2 million from $6.3 million as of September 30, 2020. The decrease was mainly in connection with a construction loan commitment due to improvements in the borrower’s financial metrics as well as an improvement in the underlying collateral value of such facility.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of December 31, 2020, the held-to-maturity debt securities portfolio consisted of Puerto Rico municipal bonds. As of December 31, 2020, the ACL for held-to-maturity debt securities was $8.8 million, down $1.4 million from $10.2 million as of September 30, 2020. The release was primarily related to favorable changes in economic forecasts employed in the Corporation’s CECL model driven by changes in market risk factors.

Allowance for Credit Losses for Available-for-Sale Debt Securities

As of December 31, 2020, the ACL for available-for-sale debt securities was $1.3 million, down $0.1 million from $1.4 million as of September 30, 2020. The $0.1 million decrease was related to a charge-off taken against the previously established reserve for private label MBS.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.8 billion as of December 31, 2020, up $133.3 million from September 30, 2020.

The following variances within the main components of total assets are noted:

  A $1.4 billion increase in investment securities, mainly driven by purchases of U.S. agencies MBS and U.S agencies callable and bullet debentures totaling $1.8 billion during the fourth quarter, partially offset by approximately $238.6 million of U.S. agencies bonds that were called prior to maturity during the fourth quarter, and prepayments of $244.6 million of U.S. agencies residential pass-through MBS. The purchases of investment securities reflect the effect of the reinvestment of proceeds from sales in the latter part of the third quarter of the approximately $803 million of U.S. Treasury Notes acquired from BSPR, as well as the deployment of a portion of cash balances into U.S. agencies investment securities.
  A $975.7 million decrease in cash and cash equivalents attributable, among other things, to the deployment of some cash balances into U.S agencies MBS and debt securities, as well as the repayment of matured FHLB advances and brokered CDs.
  A $121.8 million decrease in accounts receivable on unsettled investment sales, included as part of Other assets in the consolidated statements of financial condition, related to the settlement in the fourth quarter of sales of U.S. agencies MBS executed in the latter part of September.
  A $68.4 million decrease in total loans. The decrease consisted of reductions of $31.3 million in the Puerto Rico region, $28.0 million in the Florida region, and $9.1 million in the Virgin Islands region. On a portfolio basis, the decrease consisted of a reduction of $113.1 million in residential mortgage loans, partially offset by increases of $37.6 million in consumer loans and $7.2 million in commercial and construction loans (net of a $49.2 million decrease in principal balance related to SBA PPP loans forgiveness remittances).

The decrease in the Puerto Rico region consisted of an $87.7 million decrease in residential mortgage loans, partially offset by increases of $40.4 million in consumer loans, primarily auto loans, and $16.0 million in commercial and construction loans. The decline in the residential mortgage loan portfolio in the Puerto Rico region reflects the effect of repayments and charge-offs, which more than offset the volume of non-conforming loan originations. Approximately 94% of the $133.5 million in residential mortgage loan originations in the Puerto Rico region during the fourth quarter of 2020 consisted of conforming loan originations and refinancings. The growth in consumer loans was driven by new loan originations, primarily auto loans and finance leases. The increase in the commercial and construction loan portfolio was achieved despite a $32.3 million decrease in the carrying value of SBA PPP loans. Excluding the decline in the SBA PPP loan portfolio, commercial and construction loans in the Puerto Rico region increased by $48.3 million, driven by the origination of six large new originations individually in excess of $10 million and totaling $106.9 million, partially offset by reductions in balances of revolving lines of credit.

The decrease in total loans in the Florida region consisted of reductions of $20.7 million in residential mortgage loans, $3.9 million in commercial and construction loans, and $3.4 million in consumer loans. The decrease in the commercial and construction loan portfolio included a $14.2 million decrease in the carrying value of SBA PPP loans. Excluding the decline in the SBA PPP loans portfolio, commercial and construction loans in the Florida region increased by $10.3 million, driven by the origination of two large commercial loans individually in excess of $10 million and totaling $34.8 million and the approximately $6.5 million in participations retained in connection with the origination of Main Street loans in the fourth quarter, partially offset by loan repayments.

The decrease in total loans in the Virgin Islands region consisted of reductions of $4.9 million in commercial and construction loans and $4.8 million in residential mortgage loans, partially offset by a $0.6 million increase in the balance of consumer loans. The decrease in commercial and construction loans reflects, among other things, a decrease of $1.0 million in the carrying value of SBA PPP loans and a $2.1 million decrease in the balance of a line of credit of a government entity.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.4 billion in the fourth quarter of 2020, compared to $971.1 million in the third quarter of 2020. During the fourth quarter of 2020, the Corporation originated Main Street loans totaling $184.4 million in principal amount and sold participation interests totaling $175.1 million to the SPV organized by the FED to purchase the participation interests from eligible lenders. Excluding Main Street loans and $15.1 million of SBA PPP loans originated in the third quarter of 2020, total loan originations increased by $277.6 million from $956.0 million in the third quarter of 2020 to $1.2 billion in the fourth quarter of 2020, consisting of: (i) a $295.1 million increase in commercial and construction loan originations, including the origination of eight large facilities individually in excess of $10 million and totaling $141.7 million, (ii) a $15.3 million decrease in residential mortgage loan originations, primarily in the Florida region; and (iii) a $2.2 million decrease in consumer loan originations.

Total loan originations in the Puerto Rico region amounted to $1.1 billion in the fourth quarter of 2020, compared to $760.0 million in the third quarter of 2020. Total loan originations in the Puerto Rico region during the fourth quarter of 2020 included $54.1 million of Main Street loans, for which the Corporation sold participation interests of $51.4 million to the FED. Excluding Main Street loans and $14.0 million of SBA PPP loans originated in the third quarter of 2020, total loan originations in the Puerto Rico region increased by $269.3 million from $746.0 million in the third quarter of 2020 to $1.0 billion in the fourth quarter of 2020, consisting of: (i) a $275.4 million increase in commercial and construction loan originations, including the origination of six large facilities individually in excess of $10 million and totaling $106.9 million, as well as an increased volume of loan renewals and refinancings; (ii) a $2.8 million decrease in residential mortgage loan originations; and (iii) a $3.3 million decrease in consumer loan originations.

Total loan originations in the Florida region amounted to $325.7 million in the fourth quarter of 2020, compared to $180.0 million in the third quarter of 2020. Total loan originations in the Florida region during the fourth quarter of 2020 included $130.2 million of Main Street loans, for which the Corporation sold participation interests of $123.7 million to the FED. Excluding Main Street loans and $0.4 million of SBA PPP loans originated in the third quarter of 2020, total loan originations in the Florida region increased by $15.8 million from $179.6 million in the third quarter of 2020 to $195.5 million in the fourth quarter of 2020, consisting of: (i) a $29.3 million increase in commercial and construction loan originations, primarily related to higher utilization of commercial lines of credit; (ii) a $13.7 million decrease in residential mortgage loan originations; and (iii) a $0.2 million increase in consumer loan originations.

Total loan originations in the Virgin Islands region amounted to $22.9 million in the fourth quarter of 2020, compared to $31.0 million in the third quarter of 2020. Excluding SBA PPP loans of $0.7 million originated in the third quarter of 2020, total loan originations in the Virgin Islands region decreased by $7.6 million from $30.4 million in the third quarter of 2020 to $22.9 million in the fourth quarter of 2020, consisting of: (i) a $9.6 million decrease in commercial and construction loan originations, driven by the effect in the third quarter of the refinancing and renewal of certain government loans; (ii) a $1.1 million increase in residential mortgage loan originations; and (iii) a $0.9 million increase in consumer loan originations.

Total liabilities were approximately $16.5 billion as of December 31, 2020, up $83.4 million from September 30, 2020.

The increase in total liabilities was mainly due to:

  A $257.2 million increase in total deposits, excluding brokered deposits and government deposits, consisting of increases of $156.3 million in the Puerto Rico region, $94.2 million in the Florida region, and $6.7 million in the Virgin Islands region. On a deposit type basis, the increase consisted of increases of $159.2 million in demand deposits and $150.7 million in savings deposits across all regions, partially offset by a $52.7 million decrease in retail CDs.
  A $24.0 million increase in accounts payable on unsettled investment purchases, included as part of Accounts payable and other liabilities in the consolidated statements of financial condition, related to purchases of U.S. agencies MBS with settlement dates in January 2021.

Partially offset by:

  A $112.8 million decrease in brokered deposits, reflecting the effect of the maturity of approximately $60.1 million of brokered CDs, with an all-in cost of 2.45%, that were paid off during the fourth quarter, and a $52.8 million decrease in the balance of non-maturity brokered money market deposit accounts maintained by a deposit broker.
  A $50.0 million decrease related to the repayment at maturity of a FHLB advance that had a cost of 2.08%.
  A $29.8 million decrease in government deposits, primarily reflecting a reduction of $124.5 million in the Virgin Islands region, partially offset by an increase of $94.1 million in the Puerto Rico region. The decrease in the Virgin Islands was primarily related to the distribution of stimulus payments by the Virgin Islands central government, while the increase in the Puerto Rico region was primarily related to increases in transactional account balances of government public corporations and agencies of the Puerto Rico central government.

Total stockholders’ equity amounted to $2.3 billion as of December 31, 2020, an increase of $49.9 million from September 30, 2020. The increase was driven by earnings generated in the fourth quarter, and a $10.4 million increase in the fair value of available-for-sale investment securities recorded as part of Other comprehensive income in the consolidated statements of financial condition, partially offset by common and preferred stock dividends declared in the fourth quarter totaling $11.6 million.

The Corporation implemented the CECL model commencing January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. As of December 31, 2020, capital ratios remained strong compared to required regulatory levels for well-capitalized banks. The Corporation’s preliminary estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 17.31%, 17.61%, 20.37% and 11.26%, respectively, as of December 31, 2020, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.21%, 17.52%, 20.32%, and 13.04%, respectively, as of September 30, 2020.

Meanwhile, the preliminary estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 16.05%, 18.65%, 19.91%, and 11.92%, respectively, as of December 31, 2020, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 15.91%, 18.57%, 19.83% and 13.83%, respectively, as of September 30, 2020.

The decrease in the leverage ratios from September 30, 2020 reflected the effect of the acquisition of BSPR on average consolidated total assets for an entire quarter.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 11.54% as of December 31, 2020, compared to 11.36% as of September 30, 2020.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Tangible Equity:
Total equity - GAAP	$2,275,179	$2,225,282	$2,214,834	$2,199,751	$2,228,073
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(38,632)	(34,401)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(4,733)	(5,789)	(2,668)	(3,141)	(3,615)
Core deposit intangible	(35,842)	(37,749)	(3,086)	(3,287)	(3,488)
Insurance customer relationship intangible	(318)	(355)	(394)	(432)	(470)

Tangible common equity	$2,159,550	$2,110,884	$2,144,484	$2,128,689	$2,156,298

Tangible Assets:
Total assets - GAAP	$18,793,071	$18,659,768	$14,096,406	$13,047,977	$12,611,266
Goodwill	(38,632)	(34,401)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(4,733)	(5,789)	(2,668)	(3,141)	(3,615)
Core deposit intangible	(35,842)	(37,749)	(3,086)	(3,287)	(3,488)
Insurance customer relationship intangible	(318)	(355)	(394)	(432)	(470)

Tangible assets	$18,713,546	$18,581,474	$14,062,160	$13,013,019	$12,575,595

Common shares outstanding	218,235	218,229	218,158	218,161	217,359

Tangible common equity ratio	11.54%	11.36%	15.25%	16.36%	17.15%
Tangible book value per common share	$9.90	$9.67	$9.83	$9.76	$9.92

Exposure to Puerto Rico Government

As of December 31, 2020, the Corporation had $394.8 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $400.5 million as of September 30, 2020. As of December 31, 2020, approximately $201.5 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $133.9 million consisted of municipal revenue or special obligation bonds. The Corporation’s total direct exposure to the Puerto Rico Government also included $13.6 million in loans extended to an affiliate of a public corporation, $41.8 million in loans of an agency of the Puerto Rico central government, and obligations of the Puerto Rico Government, specifically a residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”) , at an amortized cost of $4.0 million (fair value of $2.9 million as of December 31, 2020), included as part of the Corporation’s available-for-sale investment securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.1 million as of December 31, 2020, of which $0.3 million is due to credit deterioration and was charged against earnings through an ACL during the second quarter of 2020.

The aforementioned exposure to municipalities in Puerto Rico included $189.5 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. As of December 31, 2020, the ACL for these securities was $8.8 million, down $1.4 million from $10.2 million as of September 30, 2020.

As of December 31, 2020, the Corporation had $1.8 billion of public sector deposits in Puerto Rico, compared to $1.7 billion as of September 30, 2020. Approximately 23% of the public sector deposits as of December 31, 2020 is from municipalities and municipal agencies in Puerto Rico and 77% is from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Friday, January 29, 2021, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s website, www.1firstbank.com, until January 29, 2022. A telephone replay will be available one hour after the end of the conference call through March 1, 2021 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10151639.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases and the availability and efficacy of a vaccine and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that COVID-19 may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; the success of our preventative actions to protect the Corporation’s information and that of its customers in response to the cyber incident that we recently experienced, including the integrity of our data and data security systems, increased mitigation costs or an adverse effect on our reputation; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to COVID-19 and the Corporation’s participation in any such responses or programs, such as the Paycheck Protection Program established by the CARES Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the Corporation’s recent acquisition of BSPR, including the risk that costs, expenses, and the use of resources associated with the acquisition may be higher than expected, the risk that the Corporation’s integration of procedures, personnel and systems, such as the Corporation’s internal control over financial reporting, of BSPR into FirstBank are not effective, thus risking the economic success resulting from the transaction and the risk that the Corporation may not realize, either fully or on a timely basis, the cost savings and any other synergies from the acquisition that the Corporation expected, such as because of deposit attrition, customer loss and/or revenue loss following the acquisition, including because of the impact of the COVID-19 pandemic on customers; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; changes in economic and business conditions, including those caused by the COVID-19 pandemic, or other global or regional health crises as well as past or future natural disasters, such as the earthquakes affecting Puerto Rico’s southern coast, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve and may result in increased costs or losses of property and equipment and other assets; the impact that a slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the availability of certain funding sources, such as brokered CDs; the deteriorating weakness of the real estate markets and of the consumer and commercial sectors, which may be exacerbated by unemployment and underemployment and government restrictions imposed as a result of the COVID-19 pandemic, and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the impact of the COVID-19 pandemic on the determination of the allowance for credit losses required by the CECL accounting standard effective since January 1, 2020; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, including additional charges to the provision for credit losses on the Corporation’s remaining $4.0 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including as a result of the change in the political landscape resulting from the 2020 election in the U.S. and Puerto Rico, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which caused a recent cyber incident, and the occurrence of any of which may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the recent acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the effect of changes in the interest rate environment, including as a result of the impact of the COVID-19 pandemic, on the global economy, on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes, such as the hurricanes that affected the Corporation’s service areas in 2017 and the earthquakes experienced in Puerto Rico in early 2020, or health epidemics, such as the COVID-19 pandemic in 2020. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as hurricane-related insurance recoveries, costs incurred in connection with the COVID-19 pandemic response efforts, and merger and restructuring costs in connection with the acquisition of BSPR reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the years ended December 31, 2020 and 2019:

(Dollars in thousands)	Year Ended
	December 31,	December 31,
	2020	2019

Income before income taxes	$116,323	$239,372
Add: Provision for credit losses	170,985	39,813
Less: Net gain on sales of investment securities	(13,198)	-
Add: Credit loss impairment on debt securities (1)	-	497
Less: Accelerated discount accretion due to early payoff of acquired loan	-	(2,953)
Less: Employee retention benefit - Disaster Tax Relief and Airport Extension Act of 2017	-	(2,317)
Less: Benefit from hurricane-related insurance recoveries	(6,153)	(1,926)
Less: Gain on early extinguishment of debt	(94)	-
Add: COVID-19 pandemic-related expenses	5,411	-
Add: Merger and restructuring costs	26,509	11,442
Adjusted pre-tax, pre-provision income	$299,783	$283,928

Change from most recent prior year (amount)	$15,855	$34,228
Change from most recent prior year (percentage)	5.6%	13.7%
(1)

ASC 326, which became effective on January 1, 2020, requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down. Thus, credit losses on debt securities recorded prior to January 1, 2020 are presented as credit loss impairment on debt securities in the table above, while credit losses on debt securities recorded after January 1, 2020 are presented as part of provision for credit losses in the table above.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors the additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the fourth and third quarters of 2020, the fourth quarter of 2019 and the years ended December 31, 2020 and 2019. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net Interest Income
Interest income - GAAP	$198,700	$170,402	$167,620	$692,982	$675,897
Unrealized loss (gain) on
derivative instruments	(9)	(18)	-	(27)	6
Interest income excluding valuations	198,691	170,384	167,620	692,955	675,903
Tax-equivalent adjustment	5,308	4,964	5,050	21,059	20,265
Interest income on a tax-equivalent basis and excluding valuations	$203,999	$175,348	$172,670	$714,014	$696,168

Interest expense - GAAP	20,933	21,706	27,691	92,660	108,816

Net interest income - GAAP	$177,767	$148,696	$139,929	$600,322	$567,081

Net interest income excluding valuations	$177,758	$148,678	$139,929	$600,295	$567,087

Net interest income on a tax-equivalent basis and excluding valuations	$183,066	$153,642	$144,979	$621,354	$587,352

Average Balances
Loans and leases	$11,843,157	$10,163,671	$8,952,209	$10,068,702	$8,982,087
Total securities, other short-term investments and interest-bearing cash balances	6,057,360	4,871,710	2,865,530	4,411,880	2,708,677
Average interest-earning assets	$17,900,517	$15,035,381	$11,817,739	$14,480,582	$11,690,764

Average interest-bearing liabilities	$11,704,166	$9,732,691	$7,845,104	$9,477,461	$7,749,252

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.42%	4.51%	5.63%	4.79%	5.78%
Average rate on interest-bearing liabilities - GAAP	0.71%	0.89%	1.40%	0.98%	1.40%
Net interest spread - GAAP	3.71%	3.62%	4.23%	3.81%	4.38%
Net interest margin - GAAP	3.95%	3.93%	4.70%	4.15%	4.85%

Average yield on interest-earning assets excluding valuations	4.42%	4.51%	5.63%	4.79%	5.78%
Average rate on interest-bearing liabilities excluding valuations	0.71%	0.89%	1.40%	0.98%	1.40%
Net interest spread excluding valuations	3.71%	3.62%	4.23%	3.81%	4.38%
Net interest margin excluding valuations	3.95%	3.93%	4.70%	4.15%	4.85%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.53%	4.64%	5.80%	4.93%	5.95%
Average rate on interest-bearing liabilities excluding valuations	0.71%	0.89%	1.40%	0.98%	1.40%
Net interest spread on a tax-equivalent basis and excluding valuations	3.82%	3.75%	4.40%	3.95%	4.55%
Net interest margin on a tax-equivalent basis and excluding valuations	4.07%	4.07%	4.87%	4.29%	5.02%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income and non-interest expenses to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the fourth and third quarters of 2020 and the fourth quarter of 2019 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income – The adjusted net income amounts for the fourth and third quarters of 2020 and the fourth quarter of 2019 reflect the following exclusions:

- Merger and restructuring costs of $12.3 million, $10.4 million, and $10.9 million recorded in the fourth quarter of 2020, third quarter of 2020, and fourth quarter of 2019, respectively, related to transaction costs and restructuring initiatives in connection with the acquisition of BSPR.

- COVID-19 pandemic-related expenses of $1.1 million and $1.0 million in the fourth quarter of 2020 and third quarter of 2020, respectively.

- Loss of $0.2 million and gain of $5.3 million on the sales of U.S. agencies MBS and U.S. Treasury Notes recorded in the fourth quarter of 2020 and third quarter of 2020, respectively.

- The $8.0 million benefit related to the partial reversal of the deferred tax asset valuation allowance recorded in the third quarter of 2020.

- A $0.1 million gain on the repurchase and cancellation of $0.4 million in trust preferred securities in the third quarter of 2020 reflected in the statement of income set forth below as “Gain on early extinguishment of debt.”

- Benefit of $0.7 million recorded in the fourth quarter of 2019 resulting from insurance recoveries associated with hurricane-related expenses and impairments related to Hurricanes Irma and Maria.

- The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:

  Tax benefit of $4.6 million, $3.9 million and $4.1 million in the fourth quarter of 2020, third quarter of 2020, and fourth quarter of 2019, respectively, related to merger and restructuring costs in connection with the acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
  Tax benefit of $0.4 million for each of the fourth quarter of 2020 and third quarter of 2020 in connection with the COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).
  Tax expense of $0.3 million in the fourth quarter of 2019 related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5%).
  No tax benefit/expense was recorded for the loss/gain on sales of U.S. agencies MBS and U.S. Treasury Notes in the fourth and third quarters of 2020. Those sales consisted of tax-exempt securities or were recorded at the tax-exempt international banking entity subsidiary level.
  The gain realized on the repurchase and cancellation of trust-preferred securities in the third quarter of 2020 recorded at the holding company level had no effect on the income tax expense in 2020.
  Adjusted non-interest expenses – The following tables reconcile for the fourth and third quarters of 2020 the non-interest expenses to adjusted non-interest expenses, which is a non-GAAP financial measure that excludes the relevant Special Items identified above:

(In thousands)
Fourth Quarter 2020	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$134,762	$12,321	$1,125	$121,316
Employees' compensation and benefits	50,458	-	8	50,450
Occupancy and equipment	24,066	-	961	23,105
Business promotion	3,163	-	38	3,125
Professional service fees	17,309	-	1	17,308
Taxes, other than income taxes	5,795	-	113	5,682
Insurance and supervisory fees	4,620	-	-	4,620
Net loss on other real estate owned operations	580	-	-	580
Merger and restrucuring costs	12,321	12,321	-	-
Other non-interest expenses	16,450	-	4	16,446

(In thousands)
Third Quarter 2020	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$107,508	$10,441	$962	$96,105
Employees' compensation and benefits	43,063	-	18	43,045
Occupancy and equipment	19,064	-	768	18,296
Business promotion	3,046	-	71	2,975
Professional service fees	11,563	-	2	11,561
Taxes, other than income taxes	4,510	-	82	4,428
Insurance and supervisory fees	3,019	-	-	3,019
Net loss on other real estate owned operations	1,019	-	-	1,019
Merger and restrucuring costs	10,441	10,441	-	-
Other non-interest expenses	11,783	-	21	11,762

  Allowance for credit losses – The ACL on loans and finance leases to adjusted total loans held for investment ratio - The following table reconciles the ratio of the ACL on loans and finance leases to adjusted total loans held for investment, excluding SBA PPP loans, as of December 31, 2020 and September 30, 2020:

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of December 31, 2020

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$385,887	$11,777,289
Less:
SBA PPP loans	-	405,953
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$385,887	$11,371,336

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	3.28%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	3.39%

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of September 30, 2020

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$384,718	$11,847,275
Less:
SBA PPP loans	-	453,358
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$384,718	$11,393,917

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	3.25%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	3.38%
  Adjusted provision for credit losses on loans and finance leases to net charge-offs ratios - The following table reconciles the ratio of the provision for credit losses on loans and finance leases to net charge-offs to the ratio of the adjusted provision for credit losses on loans and finance leases to net charge-offs for the year ended December 31, 2019 excluding the hurricane-related qualitative reserve releases, which the Corporation regards as a Special Item:

	Provision for credit losses for loans and finance leases to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Year Ended December 31, 2019

(In thousands)	Provision for Credit Losses for Loans and Finance Leases	Net Charge-Offs

Provision for credit losses for loans and finance leases and net charge-offs (GAAP)	$40,225	$81,448
Less Special Item:
Hurricane-related qualitative reserve release	6,425	-
Provision for credit losses for loans and finance leases and net charge-offs, excluding special item (Non-GAAP)	$46,650	$81,448

Provision for credit losses for loans and finance leases to net charge-offs (GAAP)	49.39%
Provision for credit losses for loans and finance leases to net charge-offs, excluding special item (Non-GAAP)	57.28%

Management believes that the presentation of adjusted net income, adjusted non-interest expenses and adjustments to the various components of non-interest expenses, the ratio of allowance for credit losses to adjusted total loans held for investment, and the ratio of adjusted provision for credit losses for loans and finance leases to net charge-offs enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2020	2020	2019
ASSETS

Cash and due from banks	$1,433,261	$2,360,524	$546,391

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	60,272	108,683	97,408
Total money market investments	60,572	108,983	97,708

Investment securities available for sale, at fair value (allowance for credit losses of $1,310 as of December 31, 2020;
$1,386 as of September 30, 2020)	4,647,019	3,294,649	2,123,525

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $8,845 as of December 31, 2020
and $10,176 as of September 30, 2020	180,643	178,980	138,675

Equity securities	37,588	39,290	38,249

Total investment securities	4,865,250	3,512,919	2,300,449

Loans, net of allowance for credit losses of $385,887
(September 30, 2020 - $384,718; December 31, 2019 - $155,139)	11,391,402	11,462,557	8,847,066
Loans held for sale, at lower of cost or market	50,289	48,670	39,477
Total loans, net	11,441,691	11,511,227	8,886,543

Premises and equipment, net	158,209	159,772	149,989
Other real estate owned	83,060	89,049	101,626
Accrued interest receivable on loans and investments	69,505	77,240	50,205
Deferred tax asset, net	329,261	347,543	264,842
Goodwill	38,632	34,401	28,098
Intangible assets	40,893	43,893	7,573
Other assets	272,737	414,217	177,842
Total assets	$18,793,071	$18,659,768	$12,611,266

LIABILITIES

Deposits:
Non-interest-bearing deposits	$4,546,123	$4,467,041	$2,367,856
Interest-bearing deposits	10,771,260	10,735,857	6,980,573
Total deposits	15,317,383	15,202,898	9,348,429
Securities sold under agreements to repurchase	300,000	300,000	100,000
Advances from the Federal Home Loan Bank (FHLB)	440,000	490,000	570,000
Other borrowings	183,762	183,762	184,150
Accounts payable and other liabilities	276,747	257,826	180,614
Total liabilities	16,517,892	16,434,486	10,383,193

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 223,034,348 shares
(September 30, 2020 - 223,028,185 shares issued; December 31, 2019 - 222,103,721 shares issued)	22,303	22,303	22,210
Less: Treasury stock (at par value)	(480)	(480)	(474)

Common stock outstanding, 218,235,064 shares outstanding
(September 30, 2020 - 218,228,901 shares outstanding; December 31, 2019 - 217,359,337 shares outstanding)	21,823	21,823	21,736
Additional paid-in capital	946,476	945,213	941,652
Retained earnings	1,215,321	1,176,815	1,221,817
Accumulated other comprehensive income	55,455	45,327	6,764
Total stockholders' equity	2,275,179	2,225,282	2,228,073
Total liabilities and stockholders' equity	$18,793,071	$18,659,768	$12,611,266

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2020	2020	2019	2020	2019

Net interest income:
Interest income	$198,700	$170,402	$167,620	$692,982	$675,897
Interest expense	20,933	21,706	27,691	92,660	108,816
Net interest income	177,767	148,696	139,929	600,322	567,081
Provision for credit losses:
Loans	10,186	48,078	8,473	168,717	40,225
Unfunded loan commitments	(1,176)	(803)	-	1,183	(412)
Debt securities	(1,319)	(361)	-	1,085	-
Provision for credit losses	7,691	46,914	8,473	170,985	39,813
Net interest income after provision for credit losses	170,076	101,782	131,456	429,337	527,268

Non-interest income:
Service charges on deposit accounts	8,332	5,848	6,205	24,612	23,916
Mortgage banking activities	7,551	7,099	4,640	22,124	17,058
Net (loss) gain on investments	(182)	5,288	-	13,198	(497)
Gain on early extinguishment of debt	-	94	-	94	-
Other non-interest income	14,499	11,605	13,560	51,198	50,095
Total non-interest income	30,200	29,934	24,405	111,226	90,572

Non-interest expenses:
Employees' compensation and benefits	50,458	43,063	40,856	175,912	162,374
Occupancy and equipment	24,066	19,064	16,151	74,633	63,169
Business promotion	3,163	3,046	4,060	12,145	15,710
Professional service fees	17,309	11,563	12,033	52,633	45,889
Taxes, other than income taxes	5,795	4,510	3,864	17,762	15,325
Insurance and supervisory fees	4,620	3,019	2,593	12,813	9,915
Net loss on other real estate owned operations	580	1,019	3,280	3,598	14,644
Merger and restructuring costs	12,321	10,441	10,850	26,509	11,442
Other non-interest expenses	16,450	11,783	8,627	48,235	40,000
Total non-interest expenses	134,762	107,508	102,314	424,240	378,468

Income before income taxes	65,514	24,208	53,547	116,323	239,372
Income tax (expense) benefit	(15,376)	4,405	(17,098)	(14,050)	(71,995)

Net income	$50,138	$28,613	$36,449	$102,273	$167,377

Net income attributable to common stockholders	$49,469	$27,944	$35,780	$99,597	$164,701

Earnings per common share:

Basic	$0.23	$0.13	$0.17	$0.46	$0.76
Diluted	$0.23	$0.13	$0.16	$0.46	$0.76

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A
Table 1 - Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Condensed Income Statements:
Total interest income	$198,700	$170,402	$167,620	$692,982	$675,897
Total interest expense	20,933	21,706	27,691	92,660	108,816
Net interest income	177,767	148,696	139,929	600,322	567,081
Provision for credit losses	7,691	46,914	8,473	170,985	39,813
Non-interest income	30,200	29,934	24,405	111,226	90,572
Non-interest expenses	134,762	107,508	102,314	424,240	378,468
Income before income taxes	65,514	24,208	53,547	116,323	239,372
Income tax (expense) benefit	(15,376)	4,405	(17,098)	(14,050)	(71,995)
Net income	50,138	28,613	36,449	102,273	167,377
Net income attributable to common stockholders	49,469	27,944	35,780	99,597	164,701

Per Common Share Results:
Net earnings per share - basic	$0.23	$0.13	$0.17	$0.46	$0.76
Net earnings per share - diluted	$0.23	$0.13	$0.16	$0.46	$0.76
Cash dividends declared	$0.05	$0.05	$0.05	$0.20	$0.14
Average shares outstanding	216,987	216,922	216,750	216,904	216,614
Average shares outstanding diluted	218,071	217,715	217,379	217,668	217,134
Book value per common share	$10.26	$10.03	$10.08	$10.26	$10.08
Tangible book value per common share (1)	$9.90	$9.67	$9.92	$9.90	$9.92

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.06	0.72	1.15	0.67	1.34
Interest Rate Spread (2)	3.82	3.75	4.40	3.95	4.55
Net Interest Margin (2)	4.07	4.07	4.87	4.29	5.02
Return on Average Total Equity	8.91	5.07	6.48	4.59	7.75
Return on Average Common Equity	8.93	5.03	6.59	4.54	7.88
Average Total Equity to Average Total Assets	11.95	14.22	17.73	14.64	17.35
Total capital	20.37	20.32	25.22	20.37	25.22
Common equity Tier 1 capital	17.31	17.21	21.60	17.31	21.60
Tier 1 capital	17.61	17.52	22.00	17.61	22.00
Leverage	11.26	13.04	16.15	11.26	16.15
Tangible common equity ratio (1)	11.54	11.36	17.15	11.54	17.15
Dividend payout ratio	21.93	38.81	30.29	43.56	18.41
Efficiency ratio (3)	64.80	60.18	62.26	59.62	57.55

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	3.28	3.25	1.72	3.28	1.72
Net charge-offs (annualized) to average loans	0.30	0.45	0.84	0.48	0.91
Provision for credit losses for loans and finance leases to net charge-offs (4)	112.96	421.70	44.81	352.39	49.39
Non-performing assets to total assets	1.56	1.57	2.52	1.56	2.52
Nonaccrual loans held for investment to total loans held for investment	1.74	1.70	2.34	1.74	2.34
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	188.16	191.13	73.64	188.16	73.64
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment,
excluding residential real estate loans	484.04	490.13	173.81	484.04	173.81

Other Information:
Common Stock Price: End of period	$9.22	$5.22	$10.59	$9.22	$10.59

1-	Non-GAAP financial measure. See page 20 for GAAP to Non-GAAP reconciliations.
2-

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 25 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 and 3 below.

3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4-

The ratio of the provision for credit losses for loans and finance leases to net charge-offs, excluding the hurricane-related qualitative reserve release, was 57.28% for the year ended December 31, 2019. See "Basis of Presentation" for a discussion about non-GAAP financial measures.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2020	2020	2019	2020	2020	2019	2020	2020	2019

Interest-earning assets:
Money market & other short-term investments	$1,732,372	$1,450,669	$748,672	$438	$405	$3,042	0.10%	0.11%	1.61%
Government obligations (2)	1,159,053	1,129,976	462,015	5,768	4,890	4,818	1.98%	1.72%	4.14%
Mortgage-backed securities	3,127,296	2,253,121	1,613,488	10,809	11,525	12,736	1.38%	2.03%	3.13%
FHLB stock	31,937	31,635	37,256	432	441	669	5.38%	5.55%	7.12%
Other investments	6,702	6,309	4,099	10	10	12	0.59%	0.63%	1.16%
Total investments (3)	6,057,360	4,871,710	2,865,530	17,457	17,271	21,277	1.15%	1.41%	2.95%
Residential mortgage loans	3,615,018	3,117,021	2,960,727	47,975	41,577	39,884	5.28%	5.31%	5.34%
Construction loans	198,377	185,359	108,082	2,575	2,453	1,722	5.16%	5.26%	6.32%
C&I and commercial mortgage loans	5,444,469	4,468,614	3,644,319	68,201	51,902	50,049	4.98%	4.62%	5.45%
Finance leases	463,973	447,854	400,645	8,500	8,349	7,680	7.29%	7.42%	7.61%
Consumer loans	2,121,320	1,944,823	1,838,436	59,291	53,796	52,058	11.12%	11.00%	11.23%
Total loans (4) (5)	11,843,157	10,163,671	8,952,209	186,542	158,077	151,393	6.27%	6.19%	6.71%
Total interest-earning assets	$17,900,517	$15,035,381	$11,817,739	$203,999	$175,348	$172,670	4.53%	4.64%	5.80%

Interest-bearing liabilities:
Brokered CDs	$253,508	$332,429	$468,715	$1,417	$1,850	$2,724	2.22%	2.21%	2.31%
Other interest-bearing deposits	10,511,135	8,412,342	6,450,902	14,232	14,238	18,122	0.54%	0.67%	1.11%
Other borrowed funds	483,762	493,572	284,476	2,689	2,840	3,372	2.21%	2.29%	4.70%
FHLB advances	455,761	494,348	641,011	2,595	2,778	3,473	2.27%	2.24%	2.15%
Total interest-bearing liabilities	$11,704,166	$9,732,691	$7,845,104	$20,933	$21,706	$27,691	0.71%	0.89%	1.40%
Net interest income				$183,066	$153,642	$144,979
Interest rate spread							3.82%	3.75%	4.40%
Net interest margin							4.07%	4.07%	4.87%

1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 25 for GAAP to Non-GAAP reconciliations.

2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-

Interest income on loans includes $2.7 million, $1.5 million and $2.8 million for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2020	2019	2020	2019	2020	2019

Interest-earning assets:
Money market & other short-term investments	$1,258,683	$649,065	$3,388	$13,392	0.27%	2.06%
Government obligations (2)	878,537	632,959	21,222	26,300	2.42%	4.16%
Mortgage-backed securities	2,236,262	1,382,589	48,683	44,769	2.18%	3.24%
FHLB stock	32,160	40,661	1,959	2,682	6.09%	6.60%
Other investments	6,238	3,403	41	32	0.66%	0.94%
Total investments (3)	4,411,880	2,708,677	75,293	87,175	1.71%	3.22%
Residential mortgage loans	3,119,400	3,043,672	166,019	163,663	5.32%	5.38%
Construction loans	168,967	97,605	9,094	6,253	5.38%	6.41%
C&I and commercial mortgage loans	4,387,419	3,731,499	214,830	213,567	4.90%	5.72%
Finance leases	440,796	370,566	32,515	27,993	7.38%	7.55%
Consumer loans	1,952,120	1,738,745	216,263	197,517	11.08%	11.36%
Total loans (4) (5)	10,068,702	8,982,087	638,721	608,993	6.34%	6.78%
Total interest-earning assets	$14,480,582	$11,690,764	$714,014	$696,168	4.93%	5.95%

Interest-bearing liabilities:
Brokered CDs	$357,965	$500,766	$7,989	$11,036	2.23%	2.20%
Other interest-bearing deposits	8,130,111	6,238,255	60,399	66,746	0.74%	1.07%
Loans payable	8,415	-	21	-	0.25%	-
Other borrowed funds	475,492	294,798	13,000	16,071	2.73%	5.45%
FHLB advances	505,478	715,433	11,251	14,963	2.23%	2.09%
Total interest-bearing liabilities	$9,477,461	$7,749,252	$92,660	$108,816	0.98%	1.40%
Net interest income			$621,354	$587,352
Interest rate spread					3.95%	4.55%
Net interest margin					4.29%	5.02%
1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 25 for GAAP to Non-GAAP reconciliation.

2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-

Interest income on loans includes $7.3 million and $9.5 million for the years ended December 31, 2020 and 2019, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2020	2020	2019	2020	2019

Service charges on deposit accounts	$8,332	$5,848	$6,205	$24,612	$23,916
Mortgage banking activities	7,551	7,099	4,640	22,124	17,058
Insurance income	1,928	1,473	1,928	9,364	10,186
Other operating income	12,571	10,132	11,632	41,834	39,909

Non-interest income before net gain on
sales of investments and gain on early extinguishment of debt	30,382	24,552	24,405	97,934	91,069

Net (loss) gain on sales of investments	(182)	5,288	-	13,198	-
OTTI on debt securities	-	-	-	-	(497)
Net (loss) gain on investments	(182)	5,288	-	13,198	(497)

Gain on early extinguishment of debt	-	94	-	94	-
	$30,200	$29,934	$24,405	$111,226	$90,572

Table 5 – Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2020	2020	2019	2020	2019

Employees' compensation and benefits	$50,458	$43,063	$40,856	$175,912	$162,374
Occupancy and equipment	24,066	19,064	16,151	74,633	63,169
Deposit insurance premium	1,900	1,630	1,674	6,488	6,319
Other insurance and supervisory fees	2,720	1,389	919	6,325	3,596
Taxes, other than income taxes	5,795	4,510	3,864	17,762	15,325
Collections, appraisals and other credit related fees	1,218	1,262	2,345	5,563	7,805
Outsourcing technology services	12,524	6,949	6,036	33,974	23,560
Other professional fees	3,567	3,352	3,652	13,096	14,524
Credit and debit card processing expenses	6,397	4,859	3,734	19,144	16,472
Business promotion	3,163	3,046	4,060	12,145	15,710
Communications	2,462	2,246	1,591	8,437	6,891
Net loss on OREO operations	580	1,019	3,280	3,598	14,644
Merger and restructuring costs	12,321	10,441	10,850	26,509	11,442
Other	7,591	4,678	3,302	20,654	16,637
Total	$134,762	$107,508	$102,314	$424,240	$378,468

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2020	2020	2019
Balance Sheet Data:
Loans, including loans held for sale	$11,827,578	$11,895,945	$9,041,682
Allowance for credit losses for loans and finance leases	385,887	384,718	155,139
Money market and investment securities, net of allowance for credit losses for debt securities	4,925,822	3,621,902	2,398,157
Intangible assets	79,525	78,294	35,671
Deferred tax asset, net	329,261	347,543	264,842
Total assets	18,793,071	18,659,768	12,611,266
Deposits	15,317,383	15,202,898	9,348,429
Borrowings	923,762	973,762	854,150
Total preferred equity	36,104	36,104	36,104
Total common equity	2,183,620	2,143,851	2,185,205
Accumulated other comprehensive income, net of tax	55,455	45,327	6,764
Total equity	2,275,179	2,225,282	2,228,073

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale, at period-end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2020	2020	2019

Residential mortgage loans	$3,521,954	$3,636,713	$2,933,773

Commercial loans:
Construction loans	212,500	191,356	111,317
Commercial mortgage loans	2,230,602	2,220,277	1,444,586
Commercial and Industrial loans	3,202,590	3,226,843	2,230,876
Commercial loans	5,645,692	5,638,476	3,786,779

Finance leases	472,989	458,381	414,532

Consumer loans	2,136,654	2,113,705	1,867,121
Loans held for investment	11,777,289	11,847,275	9,002,205
Loans held for sale	50,289	48,670	39,477
Total loans	$11,827,578	$11,895,945	$9,041,682

Table 8 – Loan Portfolio by Geography

(In thousands)	As of December 31, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,788,827	$213,376	$519,751	$3,521,954

Commercial loans:
Construction loans	73,619	11,397	127,484	212,500
Commercial mortgage loans	1,793,095	60,129	377,378	2,230,602
Commercial and Industrial loans	2,135,291	129,440	937,859	3,202,590
Commercial loans	4,002,005	200,966	1,442,721	5,645,692

Finance leases	472,989	-	-	472,989

Consumer loans	2,058,217	51,726	26,711	2,136,654
Loans held for investment	9,322,038	466,068	1,989,183	11,777,289

Loans held for sale	44,994	681	4,614	50,289
Total loans	$9,367,032	$466,749	$1,993,797	$11,827,578

(In thousands)	As of September 30, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,881,533	$218,826	$536,354	$3,636,713

Commercial loans:
Construction loans	58,555	11,451	121,350	191,356
Commercial mortgage loans	1,772,648	61,633	385,996	2,220,277
Commercial and Industrial loans	2,154,786	132,809	939,248	3,226,843
Commercial loans	3,985,989	205,893	1,446,594	5,638,476

Finance leases	458,381	-	-	458,381

Consumer loans	2,032,421	51,158	30,126	2,113,705
Loans held for investment	9,358,324	475,877	2,013,074	11,847,275

Loans held for sale	39,958	-	8,712	48,670
Total loans	$9,398,282	$475,877	$2,021,786	$11,895,945

(In thousands)	As of December 31, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,136,818	$230,769	$566,186	$2,933,773

Commercial loans:
Construction loans	36,102	12,144	63,071	111,317
Commercial mortgage loans	1,012,523	67,377	364,686	1,444,586
Commercial and Industrial loans	1,285,594	105,819	839,463	2,230,876
Commercial loans	2,334,219	185,340	1,267,220	3,786,779

Finance leases	414,532	-	-	414,532

Consumer loans	1,776,675	49,924	40,522	1,867,121
Loans held for investment	6,662,244	466,033	1,873,928	9,002,205

Loans held for sale	33,709	350	5,418	39,477
Total loans	$6,695,953	$466,383	$1,879,346	$9,041,682

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	December 31,	September 30,	December 31,
	2020	2020	2019
Nonaccrual loans held for investment:
Residential mortgage	$125,367	$122,797	$121,408
Commercial mortgage	29,611	29,651	40,076
Commercial and Industrial	20,881	20,882	18,773
Construction	12,971	13,090	9,782
Consumer and Finance leases	16,259	14,870	20,629
Total nonaccrual loans held for investment	205,089	201,290	210,668

OREO	83,060	89,049	101,626
Other repossessed property	5,357	3,006	5,115
Total non-performing assets, excluding nonaccrual loans held for sale	$293,506	$293,345	$317,409

Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$293,506	$293,345	$317,409

Past-due loans 90 days and still accruing (2)	$146,889	$160,066	$135,490
Allowance for credit losses on loans	$385,887	$384,718	$155,139
Allowance for credit losses on loans to total nonaccrual loans held for investment	188.16%	191.13%	73.64%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	484.04%	490.13%	173.81%

(1)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of December 31, 2020, September 30, 2020, and December 31, 2019 amounted to $130.9 million, $133.2 million, and $136.7 million, respectively.

(2)

These include loans rebooked, which were previously pooled into GNMA securities amounting to $10.7 million (September 30, 2020 - $17.7 million; December 31, 2019 - $35.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 10 – Non-Performing Assets by Geography

	As of
(In thousands)	December 31,	September 30,	December 31,
	2020	2020	2019
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$101,763	$98,473	$97,214
Commercial mortgage	18,733	18,291	23,963
Commercial and Industrial	18,876	18,464	16,155
Construction	5,323	5,430	2,024
Finance leases	1,466	879	1,354
Consumer	13,615	13,290	18,129
Total nonaccrual loans held for investment	159,776	154,827	158,839

OREO	78,618	83,712	96,585
Other repossessed property	5,120	2,790	4,810
Total non-performing assets, excluding nonaccrual loans held for sale	$243,514	$241,329	$260,234
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$243,514	$241,329	$260,234
Past-due loans 90 days and still accruing (2)	$144,619	$157,829	$129,463

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$9,182	$9,824	$10,903
Commercial mortgage	10,878	11,360	16,113
Commercial and Industrial	1,444	1,425	2,303
Construction	7,648	7,660	7,758
Consumer	354	229	467
Total nonaccrual loans held for investment	29,506	30,498	37,544

OREO	4,411	5,273	4,909
Other repossessed property	109	143	146
Total non-performing assets, excluding nonaccrual loans held for sale	$34,026	$35,914	$42,599
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$34,026	$35,914	$42,599
Past-due loans 90 days and still accruing	$2,020	$1,986	$5,898

United States:
Nonaccrual loans held for investment:
Residential mortgage	$14,422	$14,500	$13,291
Commercial mortgage	-	-	-
Commercial and Industrial	561	993	315
Construction	-	-	-
Consumer	824	472	679
Total nonaccrual loans held for investment	15,807	15,965	14,285

OREO	31	64	132
Other repossessed property	128	73	159
Total non-performing assets, excluding nonaccrual loans held for sale	$15,966	$16,102	$14,576
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$15,966	$16,102	$14,576
Past-due loans 90 days and still accruing	$250	$251	$129
(1)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of December 31, 2020, September 30, 2020, and December 31, 2019 amounted to $130.9 million, $133.2 million, and $136.7 million, respectively.

(2)

These include loans rebooked, which were previously pooled into GNMA securities amounting to $10.7 million (September 30, 2020 - $17.7 million; December 31, 2019 - $35.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 11 – Allowance for Credit Losses for Loans and Finance Leases

	Quarter Ended			Year Ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019

Allowance for credit losses on loans and finance leases, beginning balance	$384,718	$319,297	$165,575	$155,139	$196,362
Impact of adopting ASC 326	-	-	-	81,165	-
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	384,718	319,297	165,575	236,304	196,362
Provision for credit losses on loans and finance leases	10,186	48,078	8,473	168,717	40,225
Initial allowance on PCD loans	-	28,744	-	28,744	-
Net (charge-offs) recoveries of loans:
Residential mortgage	(1,642)	(2,283)	(5,930)	(9,498)	(20,079)
Commercial mortgage	1,769	(3,104)	(103)	(1,394)	(14,690)
Commercial and Industrial	(367)	(70)	208	(442)	(3,652)
Construction	102	36	(8)	108	274
Consumer and finance leases	(8,879)	(5,980)	(13,076)	(36,652)	(43,301)
Net charge-offs	(9,017)	(11,401)	(18,909)	(47,878)	(81,448)
Allowance for credit losses on loans and finance leases, end of period	$385,887	$384,718	$155,139	$385,887	$155,139

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.28%	3.25%	1.72%	3.28%	1.72%
Net charge-offs (annualized) to average loans outstanding during the period	0.30%	0.45%	0.84%	0.48%	0.91%
Provision for credit losses on loans and finance leases to net charge-offs during the period	1.13x	4.22x	0.45x	3.52x	0.49x
Provision for credit losses on loans and finance leases to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in
the year ended December 31, 2019	1.13x	4.22x	0.45x	3.52x	0.57x
(1)	Net of a $6.4 million net credit loss reserve release on loans associated with the effect of Hurricanes Irma and Maria.

Table 12 – Net Charge-Offs to Average Loans

	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2020	2019	2018	2017	2016

Residential mortgage	0.30%	0.66%	0.67%	0.79%	0.93%

Commercial mortgage	0.08%	0.97%	1.03%	2.42%	1.28%

Commercial and Industrial	0.02%	0.16%	0.38%	0.66%	1.11%

Construction	-0.06%	-0.28%	6.75%	2.05%	1.02%

Consumer and finance leases	1.53%	2.05%	2.31%	2.12%	2.63%

Total loans	0.48%	0.91%	1.09%	1.33%	1.37%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003